Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of

Lightwave Logic, Inc.

We hereby consent to your incorporation of our audit report dated March 18, 2016 relating to the financial statements of Lightwave Logic, Inc. as of and for the years ended December 31, 2015 and 2014, in the Registration Statement on Form S-8 of Lightwave Logic, Inc. dated September 8, 2016

/s/ Morison Cogen LLP

Blue Bell, Pennsylvania

Date: September 8, 2016